Exhibit 99.1

Garmin® Extends Share Repurchase Program and Adopts Rule 10b5-1 Plan

Schaffhausen, Switzerland / December 14, 2016/ Business Wire

SCHAFFHAUSEN, Switzerland—(BUSINESS WIRE) – The Garmin Ltd. (GRMN) board of directors authorized an extension through December 31, 2017 of its current $300 million Share Repurchase Program. There is currently $80.4 million remaining for share repurchases under this current $300 million Share Repurchase Program. The amount and timing of the repurchases are determined by management and depend on market and business conditions. Garmin Ltd. adopted a Rule 10b5-1 plan (the “Plan”) in connection with the extended share repurchase authorization.

A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. A broker selected by Garmin will have the authority under the terms and limitations specified in the Plan to repurchase shares on the company’s behalf in accordance with the terms of the Plan. Because the repurchases under the Plan are subject to certain pricing parameters, there is no guarantee as to the exact number of shares that will be repurchased under the Plan, or that there will be any repurchases pursuant to the Plan.

About Garmin Ltd.

For more than 25 years, Garmin has pioneered new GPS navigation and wireless devices and applications that are designed for people who live an active lifestyle. Garmin serves five primary business units, including automotive, aviation, fitness, marine, and outdoor. For more information, visit Garmin's virtual pressroom at garmin.com/newsroom, contact the Media Relations department at 913-397-8200, or follow us at facebook.com/garmin, twitter.com/garmin, or youtube.com/garmin.

Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. Garmin is a registered trademark of Garmin Ltd.

Notice on Forward-Looking Statements:

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 26, 2015, filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of such Form 10-K is available at http://www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com